Exhibit 99.1

Hepion Pharmaceuticals Completes Final Patient Recruitment in Phase 2a 'AMBITION' Clinical
Trial of CRV431 for the Treatment of Advanced NASH

EDISON, N.J., May 6, 2021 - Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA), a clinical stage biopharmaceutical company focused on the development of therapeutic drugs for the treatment of liver disease arising from non-alcoholic steatohepatitis ("NASH"), today announced that it has completed recruitment for its Phase 2a ‘AMBITION’ clinical trial, with all NASH patients in the 225 mg CRV431 dosing cohort now enrolled.

“Over the past few months, the COVID-19 pandemic, compounded by the inclement weather experienced at some of our clinical trial sites in Texas, which resulted in power outages, presented difficulties in the recruitment of subjects for the second and final dosing cohort for our Phase 2a NASH trial,” said Dr. Robert Foster, Hepion’s CEO. “However, we were able to overcome these challenges and are pleased that AMBITION is now fully enrolled. After completion of 28 days dosing with either CRV431 or placebo, study subjects will be monitored for an additional 14 day period, during which time we will continue to collect data – focusing on CRV431’s safety, tolerability, pharmacokinetics and biomarker analyses for early assessments of efficacy.”

“It is certainly rewarding for the Hepion clinical team to see the conclusion of enrollment for the AMBITION trial,” said Dr. Todd M. Hobbs, Hepion’s newly appointed Chief Medical Officer. “With their hard work and perseverance, we will soon be able to see a more complete picture of the safety, PK, and early efficacy of CRV431 in patients with NASH.”

The Phase 2a ‘AMBITION’ study is a single-blinded, placebo controlled trial designed to assess safety, tolerability, pharmacokinetics, and biomarker analyses for early assessments of efficacy of 75 and 225 mg CRV431. Study drug or placebo are administered orally (n=18 subjects in each dosing cohort), once daily for 28 days. Hepion will also examine several biomarkers including collagens, matrix metalloproteinases, lipidomics, genomics, liver transaminases, Pro-C3, ELF score, gene-gene, gene-protein network analysis, and Fibroscan to determine early assessments of efficacy of CRV431 in the treatment of NASH. In addition, Hepion will use AI-POWR™, its proprietary Bioinformatics and AI platform that allows for precision medicine, to optimize the understanding the activity of CRV431 in NASH, which will also guide further development of CRV431 in subsequent clinical studies.

About Hepion Pharmaceuticals

The Company's lead drug candidate, CRV431, is a potent inhibitor of cyclophilins, which are involved in many disease processes. CRV431 is currently in clinical-phase development for the treatment of NASH, with the potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease. CRV431 has been shown to reduce liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH; and has demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms, in nonclinical studies.

Hepion has created a proprietary AI platform, called AI-POWR™, which stands for Artificial Intelligence - Precision Medicine; Omics (including genomics, proteomics, metabolomics, transcriptomics, and lipidomics); World database access; and Response and clinical outcomes. Hepion intends to use AI-POWR™ to help identify which NASH patients will best respond to CRV431, potentially shortening development timelines and increasing the delta between placebo and treatment groups. In addition to using AI-POWR™ to drive its ongoing Phase 2a NASH program, Hepion will use the platform to identify additional potential indications for CRV431 to expand the company's footprint in the cyclophilin inhibition therapeutic space.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; risks associated with delays, increased costs and funding shortages caused by the COVID-19 pandemic; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2020 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

Hepion Pharmaceuticals Investor Relations

Direct: (646) 274-3580

skilmer@hepionpharma.com